Exhibit 10.1

STOCK OPTION AGREEMENT dated as of «Month» «day», «year», between BED BATH & BEYOND INC. (the “Company”) and «Name» (“you”).

1. Option Grant. The Company grants you an option (the “Option”) to purchase up to «Shares» shares of the Company’s Common Stock at a price of $«Price» per share. The Option is not exercisable now but becomes exercisable in installments, which are cumulative, so that «Vesting_»% of the number of shares originally subject to the Option will vest and become exercisable on each of the dates set forth on the Vesting Schedule below.

2. The Plan. The Option is entirely subject to the terms of the Company’s 2004 Incentive Compensation Plan (the “Plan”). A description of the key terms of the Plan is set forth in the Prospectus for the Plan.

3. Type of Option. The Option is a nonqualified option, not an “incentive stock option (ISO)” for U.S. tax purposes.

4. Termination. The Option terminates on the eighth (8th) anniversary of the date of this Agreement and as otherwise provided in the Plan. The Option will immediately terminate upon your termination of employment or other service with the Company and its Affiliates (as defined in the Plan), except that (i) if termination is because of your death, Disability or Retirement (as those terms are defined in the Plan), the portion of the Option that is vested and unexercised as of such termination date (the “Vested Portion”) will remain exercisable for one year following termination and (ii) if termination is for any other reason, excluding Cause (as defined in the Plan), the Vested Portion will remain exercisable for 90 days after termination, although in all cases the Option will never be exercisable after the eighth (8th) anniversary of this Agreement. Upon termination for Cause, the entire Option (including any Vested Portion) terminates immediately. You will not be deemed to have experienced a termination of employment or other service until you no longer serve as either of (i) an employee of, or consultant to, the Company or its Affiliates, or (ii) a Director (as defined in the Plan). Notwithstanding any other provision of this Agreement, the provisions regarding the termination of this Option (and the provisions regarding the termination of previously granted options) shall be subject to the terms of any separate Employment Agreement, Severance Agreement or other similar agreement entered into between you and the Company.

5. Exercise. You may exercise the Option by delivering to the Company your signed, written notice of the number of shares to be purchased by your exercise, together with the full purchase price. Payment may be made by certified check, bank draft or money order payable to the order of the Company or, if permitted by the Committee that administers the Plan (the “Committee”), through a broker-assisted cashless exercise or otherwise. The Committee may require you to pay any applicable withholding taxes.

6. Transfer Restriction. Unless otherwise permitted by the Committee, the Option is non-transferable, except that, in the event of your death, it may be transferred by will or the laws of descent and distribution. Only you (or your guardian or legal representative) may exercise the Option.

7. Notice. Any notice or communication to the Company concerning the Option must be in writing and delivered in person, or by United States mail, to the following address (or another address specified by the Company):

Bed Bath & Beyond Inc.
Finance Department — Stock Administration
650 Liberty Avenue
Union, New Jersey 07083

BED BATH & BEYOND INC.

By:
	Co-Chairman of the Board of Directors or Chief Executive Officer	«Name»

VESTING SCHEDULE

The date of grant of this Option is the date of this Agreement, first written above.

Total Option Grant:  «Shares» shares

Date on Which Installment First Vests and Becomes Exercisable	Number of Shares in Installment
«Month» «day», «vyear1»	«Vesting_»% of the number of shares originally subject to the Option

«Month» «day», «vyear2»	«Vesting_»% of the number of shares originally subject to the Option

«Month» «day», «vyear3»	«Vesting_»% of the number of shares originally subject to the Option

«Month» «day», «vyear4»	«Vesting_»% of the number of shares originally subject to the Option

«Month» «day», «vyear5»	«Vesting_»% of the number of shares originally subject to the Option